Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 28, 2008 (April 11, 2008 as to Note 23), relating to the consolidated financial statements of The Bear Stearns Companies Inc. (the “Company”) as of November 30, 2007 and 2006, and for each of the three years in the period ended November 30, 2007 and our report dated January 28, 2008 (April 11, 2008 as to Note 4), relating to the financial statement schedule of the Company as of November 30, 2007 and 2006, and for each of the three years in the period ended November 30, 2007 (which reports express an unqualified opinion and include explanatory paragraphs referring to (1) substantial doubt about the Company’s ability to continue as a going concern, and (2) the adoption of Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140 and Statement of Financial Accounting Standards No. 157, Fair Value Measurements), both appearing as exhibits to the Current Report on Form 8-K of the Company dated April 11, 2008; and our report dated January 28, 2008 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended November 30, 2007. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
July 8, 2008